Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Perimeter Acquisition Corp. I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	457	(a)	17,250,000	(3)	$10.00	$172,500,000	0.00015310	$26,410
		Class A ordinary shares, par value $0.0001 per share	457	(g)(4)	17,250,000		—	—	0.00015310	(4)
		Redeemable warrants(3) included as part of the units(3)	457	(g)(4)	8,625,000		—	—	0.00015310	(4)
		Class A ordinary shares underlying the redeemable warrants included as part of the units(3)	457	(o)	8,625,000		$11.50	$99,187,500	0.00015310	$15,186
Fees Previously Paid	—	—	—		—		—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—	—		—

	Total Offering Amounts							$271,687,500		$41,596
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$41,596

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 2,250,000 units, consisting of 2,250,000 Class A ordinary shares and 1,125,000 redeemable warrants, which may be issued upon exercise of a 45-day over-allotment option granted to the underwriters of this offering.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A